SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


SCHEDULE 13G
(Rule 13d-102)



INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)1


HELLO DIRECT, INC.
- ------------------------------
(Name of Issuer)


COMMON STOCK
- ---------------------------------
(Title of Class of Securities)


423402106
- -----------------------
(Cusip Number)


1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]

Page 1 of 6 Pages


CUSIP No. 423402106              13G                     Page 2 of 6
Pages
- ----------------------------------------------------------------
1.              Name of reporting persons
S.S. or I.R.S. identification no. of above persons

Crosspoint Venture Partners II
77-0027933
- ----------------------------------------------------------------
2.              Check the appropriate box if a member of a group*
(a)[   ]
                (b)[ x ]
- ----------------------------------------------------------------
3.              SEC use only

- ----------------------------------------------------------------
4.              Citizenship or place of organization
Massachusetts

- ----------------------------------------------------------------
                                                5.      Sole Voting Power
                                                                1,233,668
        Number of                               -----------------------------
        shares                                  6.      Shared Voting Power
        beneficially
        owned by                                                1,233,668
        each                                    -----------------------------
       reporting                                7.      Sole Dispositive Power
        person
        with                                                    1,233,688
                                                -----------------------------
                                                8.      Shared Dispositive Power
                                                                1,233,688
- ---------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

1,233,688
- ----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) excludes certain shares*

        [   ]
- ----------------------------------------------------------------
11.     Percent of class represented by amount in row 9
24.31%
- ----------------------------------------------------------------
12.     Type of reporting person
PN


CUSIP No. 423402106              13G                     Page 3 of 6
Pages

Item 1(a).      Name of Issuer:

HELLO DIRECT, INC.

Item 1(b).      Address of Issuer's Principal Executive Offices:

5893 Rue Ferrari
San Jose CA  95138

Item 2(a).      Name of Person Filing:

Crosspoint Venture Partners II

Item 2(b).      Address of Principal Business Office or, if None,
                                Residence:

2925 Woodside Road
Woodside, CA  94062

Item 2(c).      Citizenship:

USA

Item 2(d).      Title of Class of Securities:

COMMON STOCK

Item 2(e).      CUSIP Number:

423402106

Item 3.         If this statement is filed pursuant to Rules 13d-
1(b), or
                                13d-2(b), check whether the person filing is a:

                (a) [   ]       Broker or Dealer registered under Section 15 of
the Act,

                (b) [   ]       Bank as defined in Section 3(a)(6) of the Act,

                (c) [   ]       Insurance Company as defined in Section
3(a)(19) of the
                                Act,

                (d) [   ]       Investment Company registered under Section 8
of the
                                Investment Company Act,

                (e) [   ]       Investment Adviser registered under Section 203
of the
                                Investment Advisers Act of 1940,


CUSIP No. 423402106              13G                     Page 4 of 6
Pages

                (f) [   ]       Employee Benefit Plan, Pension Fund which is
subject to
                                the provisions of the Employee Retirement
Income Security
                                Act of 1974 or Endowment Fund; see 13d-
1(b)(1)(ii)(F),

                (g) [   ]       Parent Holding Company, in accordance with Rule
13d-
                                1(b)(1)(ii)(G); see Item 7,

                (h) [   ]       Group, in accordance with Rule 13d-
1(b)(1)(ii)(H).

Item 4. Ownership:

        (a)     Amount beneficially owned: 1,233,688

        (b)     Percent of Class: 24.31%

        (c)     Number of shares as to which such person has:

          (i) Sole power to vote or to direct
                 the vote       1,233,688
                 (ii) Shared power to vote or to direct
                         the vote       1,233,688
                (iii) Sole power to dispose or to direct
                         the disposition of     1,233,688
                 (iv) Shared power to dispose or to direct
                         the disposition of     1,233,688


CUSIP No. 423402106              13G                     Page 5 of 6
Pages

Item 5. Ownership of Five Percent or Less of a Class.

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another
                        Person.
Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent
Holding Company.

Item 8. Identification and Classification of Members of the Group.

Item 9. Notice of Dissolution of Group.

Item 10.        Certification.

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."


CUSIP No. 423402106              13G                     Page 6 of 6
Pages

                                                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        Date:           January 29, 1998
                        Signature:      --//John B. Mumford//--
                        Name/Title:     John B. Mumford,General Partner